Exhibit 99.1

Vallon Pharmaceuticals Reports Second Quarter 2021 Financial Results and Provides Corporate Update

- Company continues to drive enrollment in pivotal intranasal abuse study evaluating ADAIR toward completion before year-end 2021

- ADAIR targeting the large and growing Adderall® segment of the ~$9 billion US ADHD market

PHILADELPHIA, PA, August 10, 2021 – Vallon Pharmaceuticals, Inc. (NASDAQ: VLON), (“Vallon” or the “Company”), a clinical-stage biopharmaceutical company primarily focused on the development of novel drugs that are designed to deter abuse in the treatment of central nervous system (CNS) disorders, today reported its financial results for the quarter ended June 30, 2021.

The Company also provided an update on its development programs, ADAIR and ADMIR, which leverage the Company’s proprietary technology that is designed to resist manipulation for snorting and provide barriers to injection.

Recent Highlights

•Bolstered senior leadership team with appointment of Leanne Kelly, an accomplished financial executive with over 20 years of experience leading private and publicly traded companies, as its Chief Financial Officer;
•Announced the issuance of a new European Patent covering method of use and composition of Matter for ADAIR, with a base patent term extending until 2038; and
•Continued to progress enrollment in the ongoing Study to Evaluate the Abuse Liability, Pharmacokinetics, Safety and Tolerability of an Abuse-Deterrent d-Amphetamine Sulfate Immediate Release Formulation (SEAL Study), a pivotal intranasal abuse study.

David Baker, President & Chief Executive Officer of Vallon commented, “As the first half of the year comes to a close, our team is laser-focused on the completion of the SEAL Study, our pivotal intranasal abuse study of our lead program, ADAIR, and advancing toward our planned NDA submission targeted for the second quarter of 2022. Even during the COVID pandemic, the use of immediate release stimulants such as Adderall, which have the highest reported rates of abuse, has continued to grow, highlighting the need for novel investigational treatments like ADAIR. Looking to the future, we are planning for success and significant value-driving milestones in the months ahead.”

Clinical Program Update
ADAIR[1]: Abuse-Deterrent Formulation of Dextroamphetamine

ADAIR is the Company’s proprietary abuse-deterrent formulation of immediate-release dextroamphetamine currently in development for the treatment of attention deficit hyperactivity disorder (ADHD) and narcolepsy. Dextroamphetamine is the main active ingredient in Adderall. In the U.S. ADAIR is being developed leveraging the de-risked 505(b)(2) regulatory pathway and is currently being evaluated in a pivotal intranasal abuse study, the SEAL Study. ADAIR is also being developed for Europe and the UK through a license and collaboration agreement with MEDICE Arzneimittel Pütter GmbH, a leader in the European ADHD market.

The ongoing SEAL Study is a pivotal randomized, double-blind, double dummy, placebo and active-controlled 4 period, 4-way crossover assessing the pharmacodynamics (PD), pharmacokinetics (PK), safety and tolerability of
[1] ADAIR is not approved by the FDA

manipulated ADAIR 30 mg when compared to crushed d-amphetamine sulfate and placebo. In the study, subjects are given ADAIR to snort after it has been optimally manipulated using a professional laboratory technique. A total of 64 subjects demonstrating a confirmed positive response to stimulants are planned to enter the treatment phase. Safety will be assessed via adverse events, vital signs, ECGs, clinical laboratory tests and other standard measures. The Company remains on track to complete enrollment in the study and report topline data before year-end. The SEAL Study is expected to be the final clinical trial prior to NDA filing.

Upcoming Milestones

•Complete enrollment of SEAL Study before year-end 2021.
•Report topline data before year-end 2021.
•NDA submission targeted for the second quarter of 2022.

ADMIR: Abuse-Deterrent Formulation of Methylphenidate (Ritalin®)
The Company’s second development program is ADMIR, a novel abuse-deterrent formulation of immediate-release methylphenidate (Ritalin). Ritalin is another commonly prescribed stimulant for treating ADHD that is frequently misused and abused.

Upcoming Milestones

•Complete formulation development work.
•Submission of an IND to allow for the initiation of human clinical trials upon completion of formulation development.

Pipeline Expansion Opportunities

The Company’s proprietary platform technology can be applied to other prescription drugs with abuse potential enabling the development of novel abuse-deterrent medications for CNS disorders. Vallon is evaluating pipeline expansion opportunities across multiple drugs and indications.

Summary of Financial Results for Second Quarter 2021

Net loss for the quarter ended June 30, 2021 was $2.3 million. Research and development expenses were $1.2 million and $0.8 million for the three months ended June 30, 2021 and 2020, respectively. General and administrative expenses were $1.1 million and $0.3 million for the three months ended June 30 2021 and 2020, respectively.

As of June 30, 2021, the Company had cash and cash equivalents totaling approximately $10.5 million, which the Company expects will provide funding for its ongoing business activities into the third quarter of 2022.

About Vallon Pharmaceuticals, Inc.

Vallon Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company, headquartered in Philadelphia, PA. The Company is focused on the development of new medications to help patients with central nervous system (CNS) disorders. The Company’s lead investigational product candidate, ADAIR, is a novel abuse deterrent formulation of amphetamine immediate release being developed for the treatment of ADHD and narcolepsy.

For more information about the company, please visit www.vallon-pharma.com or connect with us on LinkedIn or Twitter.

References and links to websites have been provided for convenience, and the information contained on any such website is not a part of, or incorporated by reference into, this press release. Vallon is not responsible for the contents of third-party websites.

Forward Looking Statements

This press release contains “forward-looking statements” that are based on Vallon’s current expectations and subject to inherent uncertainties, risks and assumptions that are difficult to predict, including, without limitation, Vallon’s ability to execute its business plan, continue its growth and fund its ongoing business activities as planned, Vallon’s ability to develop and commercialize its product candidates, expectations related to results of clinical trials and studies, Vallon’s expectations with respect to the important advantages it believes its abuse-deterrent formulation of drugs have over similar drugs in the market and the growing need for abuse-deterrent formulations of drugs, Vallon’s ability to utilize the 505(b)(2) regulatory pathway, Vallon’s ability to obtain FDA approval of ADAIR and its other product candidates, and Vallon’s expectations with respect to its cash runway. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in Vallon’s Quarterly and Annual Reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact:
JTC Team, LLC
Jenene Thomas
(833) 475-8247
vallon@jtcir.com